Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 to Agreement and Plan of Merger (this “Amendment”) is entered into as of October 21, 2019, by and between Reven Housing REIT, Inc., a Maryland corporation (the “Company”), SOR PORT Holdings, LLC, a Maryland limited liability company (“Parent”) and SOR PORT, LLC, a Maryland limited liability company and wholly-owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, the Parties are all of the parties to that certain Agreement and Plan of Merger, dated as of August 30, 2019, as amended as of September 19, 2019 (the “Merger Agreement”);

WHEREAS, pursuant to Section 8.2 of the Merger Agreement, at any time prior to the Effective Time, the Merger Agreement may be amended (except to the extent that any such amendment would violate the MGCL or the MLLCA) if, and only if, such amendment is in writing and signed by Parent, Merger Sub and the Company; and

WHEREAS, the Parties wish to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree, as follows:

1.                  Amendment to the Merger Agreement. Pursuant to Section 8.2 of the Merger Agreement, the Merger Agreement is hereby amended as follows:

(a)       Section 2.3(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Deposit of Merger Consideration. Pursuant to the Paying Agent Agreement, at or prior to the Closing, Parent will deposit, or will cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Shares immediately prior to the Effective Time, cash in U.S. dollars in an amount equal to (x) the Aggregate Merger Consideration, as finally determined pursuant to Section 2.1(c) or Section 2.1(d), as the case may be, minus (y) the Preferred Stock Amount, if any (all cash deposited with the Paying Agent pursuant to this Section 2.3(b) being hereinafter referred to as the “Payment Fund”). The Payment Fund will not be used for any purpose other than the purposes expressly provided for in this Agreement. Any such investment, if made, must be made in (i) short-term direct obligations of the U.S., (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion. Any interest and other income resulting from investment of the Payment Fund will be a part of the Payment Fund. Subject to Section 2.3(e) (Termination of Payment Fund), Parent will, or will cause the Surviving Corporation to, promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of the Merger Consideration as provided under Section 2.2(a) (less the Preferred Stock Amount, if any). No investment losses resulting from investment of the Payment Fund will diminish the rights of any holder of Shares immediately prior to the Effective Time to receive the Merger Consideration as provided herein.”

(b)       Section 2.3(c)(ii) of the Merger Agreement is amended by deleting the first sentence thereof in its entirety and replacing it with the following:

“(ii) Upon surrender to the Paying Agent of a Stock Certificate (or affidavits of loss in lieu of the Stock Certificates, as provided in Section 2.3(f)) or Book-Entry Shares, together with, in the case of Stock Certificates, the Letter of Transmittal, duly executed, or, in the case of Book-Entry Shares held through DTC, receipt of an “agent’s message” by the Paying Agent and required presentation by DTC, and such other documents as may be reasonably required by the Paying Agent, the holder of such Stock Certificates or Book-Entry Shares will be entitled to receive in exchange therefor, and Parent will cause the Paying Agent to pay and deliver to each such holder, as promptly as practicable, a check or wire transfer of immediately available funds in an amount equal to (A) in the case of any holder that is a Participating Stockholder, (x) the amount of cash that such holder has the right to receive pursuant to Section 2.2(a), minus (y) the portion of the Preferred Stock Amount, if any, constituting payment for the shares of Series A Preferred Stock that such Participating Stockholder has elected to purchase in the Preferred Stock Offering, or (B) in the case of any holder that is not a Participating Stockholder, the amount of cash that such holder has the right to receive pursuant to Section 2.2(a).”

(c)       The following Section 2.3(g) is inserted immediately following Section 2.3(f) of the Merger Agreement:

“(g) Procedures for Preferred Stock Offering. In the event that one or more Stockholders who are “accredited investors” (as defined in Rule 501 of Regulation D promulgated under the Securities Act) elect to purchase shares of Series A Preferred Stock pursuant to the Preferred Stock Offering (any such Stockholder, a “Participating Stockholder” and, collectively, the “Participating Stockholders”), the following procedures shall apply:

(i)                 Each Participating Stockholder shall be entitled to allocate a portion of the amount of cash that such Participating Stockholder has the right to receive pursuant to Section 2.2(a) towards payment for the shares of Series A Preferred Stock that such Participating Stockholder has elected to purchase in the Preferred Stock Offering, by specifying such allocated amount in the Series A Preferred Stock Purchase Agreement executed and delivered by such Participating Stockholder (the aggregate amount allocated by all Participating Stockholders towards payment for the shares of Series A Preferred Stock that the Participating Stockholders have elected to purchase in the Preferred Stock Offering, the “Preferred Stock Amount”).

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(ii)              Prior to the Closing, Parent will appoint the Bank of New York Mellon or, if such financial service company is not available, another nationally recognized financial service company or trust company that has not provided material services to either the Company or Parent or any of their respective Affiliates in the preceding three (3) years and is reasonably acceptable to the Company and Parent, to serve as the escrow agent (together with its successors and permitted assigns, the “Escrow Agent”) in connection with the Preferred Stock Offering, and Parent and the Purchaser Representative will enter into an escrow agreement with the Escrow Agent, in form and substance reasonably acceptable to the Company, Parent and the Purchaser Representative, relating to the Escrow Agent’s responsibilities with respect to the payment of the Preferred Stock Amount to the Company or to the Paying Agent, as the case may be, in accordance herewith and therewith (as it may be amended, modified, or supplemented from time to time in accordance with the terms thereof, the “Escrow Agent Agreement”). Pursuant to the Escrow Agent Agreement, at or prior to the Closing, Parent will deposit, or will cause to be deposited, with the Escrow Agent, in trust for the benefit of the applicable Participating Stockholders, cash in U.S. dollars in an amount equal to the Preferred Stock Amount. Parent will pay all fees and expenses of the Escrow Agent.

(iii)            The Preferred Stock Amount shall be held in escrow by the Escrow Agent pursuant to the Escrow Agreement until Parent and the Purchaser Representative jointly instruct the Escrow Agent to release the Preferred Stock Amount, as follows:

(A)       if the Preferred Stock Offering is consummated, within one (1) Business Day after the closing of the Preferred Stock Offering, Parent and the Purchaser Representative will jointly instruct the Escrow Agent to release the Preferred Stock Amount to the Company as payment for the shares of Series A Preferred Stock that the applicable Participating Stockholders have elected to purchase in the Preferred Stock Offering; or

(B)       if the Preferred Stock Offering is not consummated for any reason and all of the applicable Series A Preferred Stock Purchase Agreements are terminated in accordance with their terms, within one (1) Business Day after such termination, Parent and the Purchaser Representative shall jointly instruct the Escrow Agent to release the Preferred Stock Amount to the Paying Agent for distribution to the applicable Participating Stockholders pursuant to Section 2.3(g)(iv).

(iv)             If the Preferred Stock Amount is released by the Escrow Agent to the Paying Agent pursuant to subparagraph (B) of Section 2.3(g)(ii), the Paying Agent shall pay each Participating Stockholder the amount of cash that each such Participating Stockholder has the right to receive pursuant to Section 2.2(a) in accordance with the procedures set forth in Section 2.3(c)(ii).”

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(d)       Section 8.14(a) of the Merger Agreement is amended to include (in alphabetical order) the following terms and meanings:

“Purchaser Representative” means the representative appointed by the Participating Stockholders pursuant to the Series A Preferred Stock Purchase Agreements.

“Series A Preferred Stock Purchase Agreement” means, with respect to each Participating Stockholder, the Series A Preferred Stock Purchase Agreement between the Company and such Participating Stockholder, pursuant to which such Participating Stockholder has agreed to purchase from the Company, and the Company has agreed to issue and sell to such Participating Stockholder, shares of Series A Preferred Stock pursuant to the Preferred Stock Offering.

(e)       Section 8.14(b) of the Merger Agreement is amended to include (in alphabetical order) the following terms and references:

Term	Section
Escrow Agent	2.3(g)(ii)
Escrow Agent Agreement	2.3(g)(ii)
Participating Stockholder	2.3(g)
Preferred Stock Amount	2.3(g)(i)
Purchaser Representative	8.14(a)
Series A Preferred Stock Purchase Agreement	8.14(a)

2.                  Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings given to them in the Merger Agreement.

3.                  Effect of Amendment. The Merger Agreement is amended by this Amendment only as specifically provided in this Amendment and, as so amended, shall continue in full force and effect. Each reference in the Merger Agreement to “this Agreement,” “the Merger Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended by this Amendment (except that references in the Merger Agreement to the “date hereof,” “date of this Agreement,” “date of the Merger Agreement” or words of similar import shall continue to mean August 30, 2019). References to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement or contemplated thereby shall refer to the Merger Agreement, as amended by this Amendment.

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4.                  Authorization and Validity. Each party to this Amendment hereby represents and warrants to the other parties hereto that: (a) such party has the requisite power and authority to execute and deliver this Amendment, to perform their obligations hereunder and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Amendment has been duly and validly authorized by all necessary action of such party; and (c) this Amendment will be duly executed and delivered by such party and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.                  Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission or by email of a .pdf attachment will be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.

COMPANY:

Reven Housing REIT, Inc.

By: /s/ Chad M. Carpenter
Name: Chad M. Carpenter
Title: Chief Executive Officer

PARENT:

SOR PORT Holdings, LLC

By: SOR X ACQUISITION III, LLC,

as Sole Member

By: KBS SOR EQUITY HOLDINGS X LLC,

a Delaware limited liability company, its sole member

By: KBS SOR (BVI) HOLDINGS, LTD., a British Virgin Islands company limited by shares, its sole member

By: KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP, a Delaware limited partnership, its sole shareholder

By: KBS STRATEGIC OPPORTUNITY REIT, INC., a Maryland corporation, its sole general partner

By: /s/ Keith Hall

Name: Keith Hall

Title: Chief Executive Officer

MERGER SUB:

SOR PORT, LLC

By: SOR PORT HOLDINGS, LLC,

as Sole Member

By: SOR X ACQUISITION III, LLC, a Delaware limited liability company, its sole member

By: KBS SOR EQUITY HOLDINGS X LLC,

a Delaware limited liability company, its sole member

By: KBS SOR (BVI) HOLDINGS, LTD., a British Virgin Islands company limited by shares, its sole member

By: KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP, a Delaware limited partnership, its sole shareholder

By: KBS STRATEGIC OPPORTUNITY REIT, INC., a Maryland corporation, its sole general partner

By: /s/ Keith Hall

Name: Keith Hall

Title: Chief Executive Officer